 EXHIBIT 99.1

(AUTOZONE(R) Logo)

123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

News: For Immediate Release	Financial Contact: Emma Jo Kauffman (901) 495-7005
Media contact: Eric Epperson (901) 495-7307

AUTOZONE'S 1st QUARTER SALES UP 12% TO $1 BILLION;
EPS UP 18% TO $.40

Memphis, Tenn (December 6, 1999) -- AutoZone, Inc.  (NYSE: AZO), today reported net income for the 12 weeks ended November 20, 1999, of $56.0 million, an increase of 9% from $51.3 million for the fiscal first quarter of 1999.  Diluted earnings per share increased 18% to 40 cents from 34 cents.

Sales for the quarter rose 12% to $1.006 billion from $901 million a year earlier. Total comparable store sales, or sales at stores opened prior to the start of fiscal 1999, rose 7%. Comparable store sales for core AutoZone stores increased 5% for the quarter, while comparable store sales increased 27% at the former Auto Palace stores and 24% at the former Chief stores.

"We're very pleased with the results of our first distraction-free quarter since we began our aggressive acquisition schedule and with how quickly our acquired stores have come to understand the importance of our culture," said John C. Adams Jr., chairman and chief executive officer. "This shows what can happen when we're able to direct our energy on the core business and fully focus on customer service."

During the quarter, AutoZone opened 87 new auto parts stores in the U.S. and two in Mexico. In addition, 13 AutoZone stores and one TruckPro store were replaced. Two Chief stores were closed.

Also during the quarter, the company repurchased $152 million of its common stock. Cumulative share repurchases to date, including forward commitments, are $475 million and 18 million shares.

AutoZone sells auto and light truck parts, chemicals and accessories through 2,796 AutoZone stores in 40 states in the U.S. and eight AutoZone stores in Mexico.  AutoZone also sells heavy-duty truck parts through 46 TruckPro stores in 14 states, automotive diagnostic and repair software through ALLDATA and diagnostic and repair information through alldatadiy.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, consumer debt levels and the weather.  Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 28, 1999, for more details.

AUTOZONE FISCAL 1st QUARTER FINANCIAL HIGHLIGHTS
(In Thousands, Except Per-Share Data)

	12 Weeks Ended November 20, 1999	12 Weeks Ended November 21, 1998
Net sales	$1,006,472	$900,949
Gross profit	$421,516	$376,482
Operating profit	$105,748	$ 89,815
Income before income taxes	$91,144	$ 81,300
Net income	$56,044	$ 51,300
Net income per share:
Basic	$0.40	$0.34
Diluted	$0.40	$0.34
Weighted average shares:
Basic	139,261	150,762
Diluted	140,056	151,568